PROMISSORY NOTE SETTLEMENT AGREEMENT

THIS PROMISSORY NOTE SETTLEMENT AGREEMENT (the “Agreement”) is made effective this 31st day of October, 2008 (the “Effective Date”), by and between Nitro Petroleum Incorporated, (the “Company”), with a principal business address of 7250 N.W. Expressway, Oklahoma City, Oklahoma 73132 and Paradisus Investment Corp. (“Paradisus”), with a principal business address of 7 – Magnolia Place, Osoyoos, British Columbia, Canada V0H1V1.

WITNESSETH

WHEREAS, the Company has borrowed an aggregate of $140,000 from Paradisus pursuant to the terms of certain demand promissory notes issued by the Company in favor of Paradisus, all of which bear interest at a rate of four percent (4%) per annum (collectively, the “Notes”).

WHEREAS, the table below sets forth (i) the date each Note was entered into, (ii) the original principal amount of each Note, (iii) the unpaid principal amount of each Note as of the Effective Date, (iv) the accrued and unpaid interest owed on each Note as of the Effective Date, and (v) the total amount of principal and accrued and unpaid interest due on each Note as of the Effective Date:

Date of Promissory Note	Original Principal Amount of Promissory Note	Unpaid Principal Amount of Promissory Note	Accrued and Unpaid Interest	Total Principal and Interest due on Promissory Note
November 9, 2005	$5,000	$5,000	$651	$5,651
December 13, 2005	$35,000	$35,000	$4,197	$39,197
February 9, 2006	$100,000	$100,000	$11,072	$111,072
Total	$140,000	$140,000	$15,920	$155,920

WHEREAS, the aggregate amount of the total principal and accrued and unpaid interest due on all of the Notes as of the Effective Date is $155,920 (referred to hereafter as the “Settlement Amount”).

WHEREAS, the Company desires to pay the Settlement Amount through the issuance of shares of its common stock, par value $0.001 per share (the “Common Stock”) and Paradisus desires to accept shares of the Company’s Common Stock in full satisfaction of the Settlement Amount pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.	Payment of Settlement Amount.

(a)   Valuation of Common Stock. The parties agree that, for purposes of paying the Settlement Amount, each share of the Company’s Common Stock shall be valued at $0.05 per share (the “Per Share Value”). The parties determined the Per Share Value through negotiation and, as such, the parties recognize, acknowledge and agree that the Per Share Value may not be indicative of the true value of a share of the Company’s Common Stock.

(b)  Issuance of Shares. Based on the Per Share Value, simultaneously with the execution and delivery of this Agreement, the Company shall issue and deliver to Paradisus a stock certificate or stock certificates representing a total of 3,118,400 shares (the “Settlement Shares”) of the Company’s Common Stock in full satisfaction of the Settlement Amount. The stock certificate(s) for the Settlement Shares shall be freely tradable and bear no legends restricting transfers of the Settlement Shares.

2.         Cancellation of the Notes. Paradisus hereby assigns, transfers and surrenders for cancellation each of the Notes to the Company. Simultaneously with the execution of this Agreement, Paradisus shall deliver to the Company each of the Notes, duly endorsed as terminated and cancelled. Paradisus acknowledges that upon its receipt of the Settlement Shares pursuant to Section 1(b) above and delivery of the Notes pursuant to this Section, it shall have no further rights to any payments under the Notes.

3.         Release of the Company. Paradisus, on behalf of its officers, directors, shareholders, assigns, successors, agents, representatives, attorneys and all other persons or entities who/which have or could have made claims through or based on any of its rights, hereby release and discharge the Company, and any of its officers, directors, shareholders, attorneys, affiliates, successors, agents and representatives, (collectively the “Company Released Parties”) from all claims, liabilities, demands and causes of actions, known or unknown, fixed or contingent, which Paradisus has, may have or claim to have against the Company Released Parties, related to or arising out of the Notes.

4.         Release of Paradisus. The Company, on behalf of its officers, directors, shareholders, assigns, successors, agents, representatives, attorneys and all other persons or entities who/which have or could have made claims through or based on any of its rights, hereby release and discharge Paradisus, and any of its officers, directors, shareholders, attorneys, affiliates, successors, agents and representatives, (collectively the “Paradisus Released Parties”) from all claims, liabilities, demands and causes of actions, known or unknown, fixed or contingent, which the Company has, may have or claim to have against the Paradisus Released Parties, related to or arising out of the Notes.

5.	Representations and Warranties of the Company.

(a)  Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to execute and deliver this Agreement and all other instruments which are ancillary hereto.

(b)  Authorization; Approvals. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by Paradisus, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, moratorium, fraudulent transfer, reorganization and other laws of general applicability affecting the rights and remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(c)  Settlement Shares. Once issued in accordance with the terms of this Agreement, the Settlement Shares shall be duly authorized, validly issued, fully paid and non-assessable shares of the Company’s Common Stock.

6.	Representations and Warranties of Paradisus.

(a)  Organization. Paradisus is a company duly organized, existing and in good standing under the laws of British Columbia, Canada and has all requisite power and authority to execute and deliver this Agreement and all other instruments which are ancillary hereto.

(b)  Authorization; Approvals. The execution and delivery of this Agreement by Paradisus and the consummation by Paradisus of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Paradisus. This Agreement has been duly and validly executed and delivered by Paradisus and, assuming the due execution and delivery of this Agreement by the Company, shall constitute the valid and legally binding obligation of Paradisus, enforceable against Paradisus in accordance with its terms, except as limited by bankruptcy, moratorium, fraudulent transfer, reorganization and other laws of general applicability affecting the rights and remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(c)	Investment Representations.

(i)   Paradisus is fully aware of the Company’s business, operations and financial condition and has had full access to the information it considers necessary or appropriate to make an investment decision with respect to accepting the Settlement Shares in full satisfaction of the Settlement Amount and has had an opportunity to ask questions of and receive answers from a person or persons acting on the Company’s behalf concerning the terms and conditions of this Agreement, and all such questions have been answered to its full satisfaction.

(ii)  Paradisus (i) is acquiring the Settlement Shares for its own account, for investment only, and not with a view toward the resale or distribution thereof; (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of making investment decisions of this type; (iii) has knowledge of finance, securities and investments generally; (iv) has experience and skill in investments based on actual participation; and (v) has the ability to bear the economic risk of this investment and the ability, at the present time, to afford a complete loss of such investment.

7.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Oklahoma.

8.         Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

9.         Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, supercedes any prior written or oral communications with respect thereto, and may not be modified except by a writing signed by all the parties.

10.       Counterparts-Facsimile Signatures. This Agreement may be executed in multiple counterparts each of which when duly executed and delivered shall be an original. Telefacsimilies signatures of the parties or counterparts of this Agreement will be binding as if such signatures were originals.

11.       Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement) shall survive the execution, acknowledgment, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Executed as of this 5th day of December, 2008.

Nitro Petroleum Incorporated

By: /s/ Larry Wise

Larry Wise, President

Paradisus Investment Corp.

By: /s/ Patricia Shull

Patricia Shull, President

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